For  Immediate  Release

                   Lantronix, Inc. Reports Fiscal 2004 Results

Irvine, CA, September 9, 2004 - Irvine, CA - Lantronix, Inc. (NASDAQ: LTRX) today reported results from its continuing operations for its fiscal year and fourth quarter ended June 30, 2004:

- Revenues for the fiscal year ended June 30, 2004 were $48.9 million, flat with the same period last year when the company recorded $49.4 million in revenues.

- Net loss was reduced to $(15.7) million, or $(0.28) per share for fiscal 2004, compared with net loss of $(47.5) million, or $(0.88) per share for the previous fiscal year. Results for fiscal 2004 included a $5.0 million charge related to the company's remaining investment in Xanboo, an early stage technology company.

- Operating loss was reduced to $(5.6) million for fiscal 2004, compared with operating loss of $(36.5) million for fiscal 2003.

- Revenue from the company's core product lines was up 14% for the quarter ended June 2004 compared to the same period last year.

- Revenue from the Device Networking products was up 31% for the quarter ended June 30, 2004 compared to the same period last year.

For the fiscal year ended June 30, 2004, the company reported revenues of $48.9 million and net loss from continuing operations of $(5.6) million, or $(0.19) per share, compared with revenues of $49.4 million and net loss from continuing operations of $(37.4) million, or $(0.69) per share for the same period last year.

Net loss from discontinued operations of the company's Premise subsidiary, which was sold during the third fiscal quarter, was $(5.0) million, or $(0.09) per share, and $(10.1) million, or $(0.19) per share for the fiscal years ended June 30, 2004, and 2003, respectively.

For the fourth fiscal quarter ended June 30, 2004, Lantronix recorded revenues of $11.9 million and net loss from continuing operations of $(6.9) million, or $(0.12) per share, compared with revenues of $11.8 million and a net loss from continuing operations of $(13.0) million, or $(0.24) per share, for the same period last year. Results for the quarter ended June 30, 2004, included a $5.0 million charge for the write-off of a long-term asset, related to the company's investment in Xanboo, an early stage technology company, compared to impairment and restructuring charges of $3.0 million for the same period last year.

Net income from discontinued operations was $138,000, or $0.00 per share for the quarter ended June 30, 2004, compared with a net loss of $(6.1) million, or $(0.11) per share for the quarter ended June 30, 2003.

Net loss was $(6.8) million, or $(0.12) per share, and $(19.1) million, or $(0.35) per share for the quarters ended June 30, 2004, and 2003, respectively.

Cash, cash equivalents and marketable securities decreased approximately $685,000 during the quarter ended June 30, 2004, compared with a decrease of $459,000 for the same period a year earlier, and in line with the company's earlier guidance of cash usage in the range of $1 million. The company indicated that it would have cash usage in the range of $2.2 to $2.8 million for the current quarter ending September 30, 2004, as a result of the payment of notes incurred in connection with the Stallion acquisition two years earlier, tax audit payments, and higher expenses for the quarter related to the launch of new products. Cash usage is anticipated to return to the range of $1 million per quarter in the second fiscal quarter ending December 31, 2004, and the company affirmed its current cash flow breakeven to be in the revenue range of $14 to $15 million per quarter.

"We experienced flat overall revenue for the recently completed year, however, this result masks a significant shift in sales towards our core product lines of Device Networking and IT Management, and away from legacy non-core offerings," stated Marc Nussbaum, president and CEO. "Growth in our core products accelerated in the latter half of the fiscal year. We are seeing signs that momentum is beginning to build in the Device Networking market as evidenced by our revenue growth and a 50% increase in unit sales compared to last year.

FISCAL  2005  QUARTER  OUTLOOK

The following statements are forward-looking and are based on current expectations. Statements about future revenues, product successes or sales, or cash usage are subject to variations in any specific period. Actual results may differ materially from those described below. The company undertakes no obligation to update this release.

"We expect revenues to be relatively flat in fiscal Q1 with top line growth expected in the December quarter. Our full year fiscal 2005 outlook includes overall top line revenue growth and we reiterate our expectation of reaching positive cash flow from operations at $14 to 15 million in quarterly sales," Nussbaum said.

About  Lantronix

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence , helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices.
Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statement. Factors that might affect actual outcomes include, but are not limited to market acceptance of Lantronix products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission.

#  #  #

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

Media  Contacts:          Jim  Kerrigan,  CFO
                          Lantronix
                          949-453-3990



               SELECTED UNAUDITED CONSOLIDATED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                           JUNE 30,
                                                        2004        2003
                                                     ----------  ----------
Cash and cash equivalents and marketable securities  $  12,178   $  14,078
Accounts receivable, net. . . . . . . . . . . . . .      3,242       3,818
Inventories . . . . . . . . . . . . . . . . . . . .      6,677       6,011
Goodwill. . . . . . . . . . . . . . . . . . . . . .      9,488       9,488
Purchased intangible assets, net. . . . . . . . . .      2,056       4,275
Long-term investments . . . . . . . . . . . . . . .          -       5,458
Total assets. . . . . . . . . . . . . . . . . . . .     45,159      62,856

Accumulated deficit . . . . . . . . . . . . . . . .   (156,078)   (140,424)
Total stockholders' equity. . . . . . . . . . . . .     24,791      37,717



                    SELECTED UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Three Months Ended    For the Year Ended
                                                                JUNE 30,              JUNE 30,
                                                           -------------------  --------------------
                                                             2004      2003       2004      2003
                                                           --------  ---------  --------  ----------
Net revenues. . . . . . . . . . . . . . . . . . . . . . .  $11,876   $ 11,765   $ 48,885   $ 49,389
Cost of revenues. . . . . . . . . . . . . . . . . . . . .    6,734     11,430     25,026     36,264
                                                           --------  ---------  ---------  ---------

Gross profit. . . . . . . . . . . . . . . . . . . . . . .    5,142        335     23,859     13,125
                                                           --------  ---------  ---------  ---------

Operating expenses:
  Selling, general and administrative . . . . . . . . . .    5,266      6,301     23,293     28,660
  Research and development. . . . . . . . . . . . . . . .    2,226      2,062      7,813      9,430
  Stock-based compensation. . . . . . . . . . . . . . . .       40        183        347      1,453
  Amortization of purchased intangible assets . . . . . .       30         45        148        602
  Impairment of goodwill and purchased intangible assets.        -      2,353          -      2,353
  Restructure charges . . . . . . . . . . . . . . . . . .        5        663     (2,093)     5,600
  Litigation settlement costs . . . . . . . . . . . . . .        -      1,533          -      1,533
                                                           --------  ---------  ---------  ---------
    Total operating expenses. . . . . . . . . . . . . . .    7,567     13,140     29,508     49,631
                                                           --------  ---------  ---------  ---------

Loss from operations. . . . . . . . . . . . . . . . . . .   (2,425)   (12,805)    (5,649)   (36,506)

Interest income (expense), net. . . . . . . . . . . . . .        7        (39)        50        248
Other income (expense), net . . . . . . . . . . . . . . .   (5,050)         8     (5,333)      (926)
                                                           --------  ---------  ---------  ---------

Loss before income taxes. . . . . . . . . . . . . . . . .   (7,468)   (12,836)   (10,932)   (37,184)

Provision (benefit) for income taxes. . . . . . . . . . .     (533)       188       (325)       250
                                                           --------  ---------  ---------  ---------

Loss from continuing operations . . . . . . . . . . . . .   (6,935)   (13,024)   (10,607)   (37,434)

Income (loss) from discontinued operations. . . . . . . .      138     (6,081)    (5,047)   (10,115)
                                                           --------  ---------  ---------  ---------

Net loss. . . . . . . . . . . . . . . . . . . . . . . . .  $(6,797)  $(19,105)  $(15,654)  $(47,549)
                                                           ========  =========  =========  =========

Basic and diluted loss per share:
  Loss from continuing operations . . . . . . . . . . . .  $ (0.12)  $  (0.24)  $  (0.19)  $  (0.69)
  Income (loss) from discontinued operations. . . . . . .        -      (0.11)     (0.09)     (0.19)
                                                           --------  ---------  ---------  ---------

Net loss. . . . . . . . . . . . . . . . . . . . . . . . .  $ (0.12)  $  (0.35)  $  (0.28)  $  (0.88)
                                                           ========  =========  =========  =========

Weighted average shares (basic and diluted) . . . . . . .   57,656     55,088     56,862     54,329
                                                           ========  =========  =========  =========